Part I. Personal Securities Transactions

A.

Personal Trading Accounts and Reports.

No later than thirty days after the end of each calendar quarter, each Employee must certify to the Firm that he or she has complied with this Statement during that quarter and disclose to the Firm all personal securities transactions by the Employee and the Employee's Family Members during that quarter and complete information regarding each Proprietary Account where such securities are held. Alternatively, the Employee may certify that all such information is in the account statements provided to the Firm during that quarter and that as of the date of the certificate, all such information is accurate and complete. If such information is incomplete or inaccurate as of the date of the certification, the Employee must update or correct the information. The form to use for this purpose is attached as Exhibit C.

B.

Personal Trading Approvals.

The CCO must pre-approve in writing all personal securities transactions by Employees and Family Members (whether or not through Proprietary Accounts), other than long purchases and subsequent sales of any of the following securities:

a.

Direct obligations of the Government of the United States;

b.

Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

c.

Shares issued by money market funds;

d.

Shares issued by open-end funds other than reportable funds (as defined in Rule204A-1(e)(9))(e.g. funds advised or sub-advised by the Firm); and

e.

Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are reportable funds (as defined in Rule 204A-1(e)(9)). This exception is aimed at variable insurance contracts that are funded by insurance company separate accounts organized as unit investment trusts. (Note: although not specifically excluded from the definition of reportable security, it is presumed the variable insurance products are included within this exception).

The form of Personal Trading Request is attached as Exhibit D. The pre-approval requirement also applies to securities acquired in POs and private placements. The CCO must obtain the prior written approval of Eric Leake (the "CCO's Substitute") before effecting any transactions in the CCO's own Proprietary Accounts.

C.

Review of Personal Trading Information.

The CCO may at his discretion request any confirmations, statements or other information he believes necessary to verify compliance with this Statement. The Firm reserves the right to require an Employee to reverse, cancel or freeze, at the Employee's expense, any transaction or position in a security if the Firm believes such transaction or position might violate this Statement or appears improper. Except as required to enforce this Statement or to participate in any investigation concerning violations of applicable law, the Firm will keep all such information confidential.

D.

Client Priority.

As required by the second paragraph of section B above, Employees must give first priority to all purchases and sales of securities for Client Accounts before executing transactions for Proprietary Accounts, and must conduct their personal trading in a manner that does not conflict with the interests of any Client Account. Although it is not possible to list all potential conflicts of interest, each of the following acts always is prohibited:

1.

Knowingly purchasing securities for Proprietary Accounts, directly or indirectly, without making a good faith determination whether those securities are appropriate for investment by a Client Account (as required by the second paragraph of section B above);

2.

Knowingly purchasing or selling securities for Proprietary Accounts, directly or indirectly, in a way that adversely affects transactions in Client Accounts;

3.

Using knowledge of securities transactions by a Client Account to profit personally, directly or indirectly, by the market effect of such transactions; and

4.

Giving to any person information not generally available to the public about contemplated, proposed or current purchases or sales of securities by or for a Client Account, except to the extent necessary to effect such transactions or with the approval of the CCO.

E.

Principal Transactions.

Neither the Firm nor an Employee may engage in principal transactions between a Proprietary Account and a Client Account without first obtaining the prior written approval of the CCO and the written consent of the Client Account.

Part II: Code of Employee Conduct

A.

Outside Activities.

All outside activities of an Employee that involve (1) any securities or investment activities outside the scope of the Employee's activities on behalf of the Firm (whether for the Employee or for any other person), or (2) a material time commitment, provide for compensation to the Employee or involve employment, teaching assignments, lectures, publication of articles, or radio or television appearances, must, in either case, be approved in advance by the CCO.  Each Employee should notify the CCO immediately if the Employee is such an officer or director when he or she receives this Statement. The CCO may require full details about the outside activity, including the number of hours involved and the compensation that the Employee will receive. Before accepting an appointment as an officer or director in any business, charitable organization or non-profit organization, an Employee must obtain approval from the CCO.

B.

Conflicts of Interest.

It is a violation of an Employee's duty of loyalty to the Firm for that Employee, without the CCO's prior consent, to:

1.

Rebate, directly or indirectly, to any person or entity any compensation received from the Firm,

2.

Accept, directly or indirectly, from any person or entity, other than the Firm, compensation of any nature as a bonus, commission, fee, gratuity or other consideration in connection with any transaction on behalf of the Firm or a Client Account (for example, directing a particular transaction in exchange for any such compensation); but see Part 1I.H below regarding permissible gifts and entertainment where no such quid pro quo relationship exists); or

3.

Beneficially own any security of, or have, directly or indirectly, any financial interest in, any other organization engaged in any securities, financial or related business, unless previously disclosed to the CCO pursuant to Part I (Personal Securities Transactions).

C.

Communications.

Each Employee must ensure that communications (whether written or oral) regarding the Firm, the Investment Funds or any Client Account to Investors, clients, prospective Investors or clients and regulatory authorities are accurate. The CCO supervises the appropriate Employees and, if the CCO deems it appropriate, any third-party service provider (such as an administrator, accountant or law firm), in reviewing any account statement, offering materials, periodic letters to Investors or clients or potential Investors or clients, published prior performance and advertisements.

D.

The CAN-SPAM Act of 2003.

The Firm's periodic email reports to clients, Investors and potential clients and Investors may be deemed "unsolicited commercial emails." An unsolicited commercial email is any email message, the primary purpose of which is the commercial advertisement or promotion of a commercial product or service. The following should be included in any such email messages (unless the reports are distributed solely to the Firm's current clients and Investors in Investment Funds managed by the Firm and to others who have requested to receive such reports):

This email may be considered an advertisement or solicitation. If you do not want to receive further emails from Anchor Capital Management Group, Inc., please reply to this email and ask to be removed from our mailing list.

Anchor Capital Management Group, Inc., 15 Enterprise, Suite 450, Aliso Viejo, CA  92656 (949)341.0000

E.

Protection of Client Assets.

Receipt of Client or Investor Funds. No Employee shall use client assets for his or her own purpose or benefit or receive client assets for any reason. Any Employee who knows or has reason to believe that another Employee has engaged in such behavior must immediately report such information to the CCO. Any Employee who accidentally receives client (or Investor) assets (such as a check made out directly to the Firm or a U.S. Investment Fund) should immediately (and in any event within three business days) return such assets to the person from whom they came.

F.

Confidentiality, Proprietary Data and Privacy of Customer Personal Information.

1.

Proprietary Data: Confidentiality.  Any information regarding advice that the Firm furnishes to Client Accounts, the Firm's recommendations and analyses and other proprietary data or information about the Firm or Client Accounts (including client and Investor identity and personal information) is strictly confidential and a trade secret and may not be revealed to third parties, except as required for Firm business. Such information is the property of the Firm. Disclosing such information to any third party, without the permission of the CCO, will subject the Employee to discipline or sanctions by the Firm at the Firm's sole discretion, including fines, dismissal, suspension without pay, loss of pay or bonus, loss of severance benefits, demotion or other sanctions. This confidentiality obligation continues even after the termination of employment, and such information is considered trade secrets and may not be used by the Employee after termination of employment.

2.

Privacy of Customer Personal Information -- Information Security Program.  It is the Firm's policy to protect, through administrative, technical and physical safeguards, the security and confidentiality of financial records and other nonpublic personal information concerning Client Accounts, Investors and potential and former Client Accounts and Investors, including protecting against any anticipated threats or hazards to the security of such information and unauthorized access to or use of such information.

a.

The CCO. The Firm has designated the CCO to coordinate its information security program. The CCO is responsible for (i) assessing existing risks to nonpublic personal information, (ii) developing ways to manage and control these risks, (iii) monitoring third-party service provider arrangements to ensure information security, and (iv) periodically reviewing, monitoring, testing and revising the program in light of relevant changes in technology and threats to Client Account and Investor information.

b.

Identifying Internal and External Risks to Customer Information.  The CCO reviews reasonably foreseeable internal and external risks to the security, confidentiality and integrity of customer information, including risks relating to (i) Employee training, (ii) changes to the Firm's information systems, including network and software design, information processing, storage, transmission and disposal, and (iii) procedures to detect, prevent and respond to attacks, intrusions or other system failures. The CCO assesses the likelihood and potential damage of these risks and the sufficiency of any safeguards in place to control these risks. The CCO meets periodically with Employees to review and implement the program and is available to answer questions regarding the program.

c.

Information Safeguards.  Employees may not disclose the identity, affairs or investments, or other personal information, of any Client Account or Investor, potential Client Account or Investor or former Client Account or Investor to anyone outside of the Firm, except as may have been authorized by the holder of the Client Account or Investor or as may be required in servicing the Client Account or Investor (such as disclosure to a brokerage firm at which such Client Account is held) or for the business of the Firm (such as disclosure to the Firm's auditors and lawyers or as required by law). Employees should direct to the CCO any questions about whether information is confidential or any disclosure is permitted. This confidentiality obligation continues even after the termination of employment.

To protect the confidentiality of the Firm's confidential and proprietary information and the confidentiality of existing, former or potential Client Accounts and Investors, Employees should take the following additional security precautions:

1.

Except as required for Firm business, Employees may not print, photocopy, email to a personal account or otherwise duplicate any information that contains confidential and proprietary information or take any such information from the Firm's offices without the prior consent of the CCO. Any physical information removed from the Firm's offices or any information printed and kept at home (such as research files) must be returned to the Firm. All copies and originals of such information must be disposed of in a way that keeps the information confidential, such as shredding. (No document may be destroyed if the Firm is required to keep it - as further described in Part VIII below.) Employees must keep all paper copies of confidential and proprietary information that are not in use off desk tops, conference tables or any other place where such copies would be visible to persons who are not authorized to have access to such information.

2.

All computer drives containing confidential and proprietary information must be accessible only by the use of strong passwords. Backup records and archived data are stored in a secure manner. Employees must take precautionary measures during each day to ensure that confidential and proprietary information on those computers is not visible to persons who are not authorized to have access to such information. For example, the Firm may use password-activated screen savers to lock computers containing confidential or proprietary information after a period of inactivity. At the end of each day and at other times that an Employee leaves his or her terminal for an extended period, such Employee must log off his or her computer.

3.

If any laptop or other computer drive or storage medium containing confidential or proprietary information is taken outside the Firm's offices, such as to a service provider, an Employee's residence, a client meeting or business travel, such data must be encrypted and the responsible Employee must take extra precautions to protect against theft or loss, such as keeping the item with the Employee, in a safe, or in a locked area.

4.

Employees must use extreme care in electronic correspondence to assure that confidential and proprietary information is not inadvertently distributed to unauthorized persons.

5.

Physical access to any non-electronic confidential and proprietary information must be limited by either locking or monitoring access to the offices and storage areas where such information is located.

6.

All information protected by such safeguard is considered trade secrets and may not be used by the Employee at any time, including after termination of employment, except as required for Firm business.

7.

From time to time the Firm may share office space with another financial services firm and has entered into an agreement with that other firm regarding confidentiality.

d.

Third Party Service Providers. At times, the Firm may enter into one or more agreements with third parties under which the Firm may provide confidential information to those third parties. If this occurs, the Firm will

(i) use reasonable efforts to, include in the relevant agreements provisions protecting confidential information to the extent required by law,

(ii) take reasonable steps to select and retain service providers that can maintain appropriate safeguards for confidential information and

(iii) require-those service providers to implement and maintain such safeguards. Employees should direct any questions about these agreements or the disclosure of information pursuant to them to the CCO.

G.

Annual Privacy Notice.

On an annual basis the CCO will provide all existing clients a copy of the Firm’s Privacy Policy. A record of the Annual Privacy Notice will be kept on file.

H.

Involvement in Litigation, Contacts with Regulatory Authorities or the Press.

An Employee should advise the CCO immediately if he or she is contacted by any regulatory authority (including the SEC, FINRA, any securities exchange or any state regulatory authority) or the press or becomes involved in or threatened with litigation or an administrative investigation or proceeding of any kind, is served with a subpoena, becomes subject to any judgment, order or arrest. Employees should refer all inquiries from all regulatory authorities or the press to the CCO.

I.

Entertainment. Gifts and Favoritism.

1.

Receipt by Employees. Employees must receive pre-approval from the CCO before accepting any gift in excess of $100 from a broker or other vendor or person involved in the securities industry. A "gift" for this purpose is anything of value that an Employee receives other than entertainment. "Entertainment" is an event that the Employee attends (such as a meal or a sporting event) at which a broker or other vendor socializes or otherwise interacts with the Employee.

The following items may be accepted from brokers or vendors without the CCO's permission as long as the Employee adheres to the following guidelines:

•

Breakfast or lunch provided at the Firm is permissible as long as a representative of the vendor or broker providing the meal attends.

•

Flowers or food and/or wine baskets for the Firm generally are permissible.

•

Occasional gifts with a face value of $100 or less (for example, a bottle of wine) are permissible.

•

Reasonable entertainment (for example, a meal, a round of golf or tickets to a sporting event) provided by vendors or brokers on occasion. However, travel expenses offered by the vendor or broker (such as airfare or hotel accommodation) generally are not permitted. If you are uncertain as to the reasonableness of the entertainment, you should discuss the matter in advance with the CCO.

Except in the limited circumstances described above, an Employee should not seek or accept any entertainment, gifts, favors, preferential treatment or valuable consideration of any kind offered from brokers or other companies or persons involved in the securities industry. The CCO may pre-approve limited exceptions to this policy.

2.

From Employees. An Employee may not offer or give any gift, favor, preferential treatment or other valuable consideration of any kind in connection with the Firm's business, except for occasional and reasonable gifts and entertainment (if the Employee is present). Employees must report any payment (including each gift and all entertainment) made in connection with the Firm's business to a labor organization (including any union-affiliated pension plan (a "Taft-Hartley Plan")) and its officers, agents, shop stewards, employees or other representatives (such as union-appointed trustees). The CCO must track all such payments by the Firm and its Employees to such persons (even if the Firm does not reimburse the Employee for such payments) and report to the Department of Labor aggregate payments to any such person over a calendar year that exceed $250.

J.

Registration, Licensing and Testing Requirements.

Each Employee should check with the CCO to ensure that he or she has complied with any applicable registration, licensing and testing requirements required as a result of such Employee's duties and position. These requirements may arise under the Advisers Act, the Commodity Exchange Act, the ICA, the Securities Act of 1933, the Exchange Act, the Employee Retirement Income Security Act of 1974, state broker-dealer and investment adviser statutes, rules and regulations adopted by the SEC, the Commodity Futures Trading Commission, the National Futures Association, the Department of Labor and other regulatory authorities.

K.

Qualification of Solicitors.

The Firm complies with Advisers Act Rule 206(4)-3 regarding solicitation activities conducted by finders or solicitors on behalf of the Firm. In addition, the Firm may review applicable state laws regarding soliciting clients or Investors that are government or public entities, funds or plans. No such arrangement may be made without approval of the CCO.

L.

Email, Instant Messaging and Website Monitoring.

Employees should use the email accounts provided by the Firm for all Firm business conducted via email. and only for Firm business. Employees should conduct personal email communications only through personal accounts. Employees may use Firm email accounts for occasional personal emails (but each Employee should be aware that all such emails are subject to review and disclosure).

Employees should use authorized instant messaging software provided by the Firm for all Firm business conducted via instant messaging. Employees may occasionally send personal instant messages on authorized instant messaging software (but each Employee should be aware that all such instant messages are subject to review and disclosure). Employees may not install separate instant messaging software on Firm computers without CCO approval.

Employees should be aware that all emails, texts and instant messages (whether or not Firm-related) that are sent through Firm accounts are the Firm's property and may be retained indefinitely. The Firm also may monitor and record Employees' internet activity. All such information that the Firm keeps is subject to periodic review by the Firm or its agents (such as attorneys and compliance consultants), and may be subject to review by the SEC and other regulatory agencies.

M.

Social Networks. Blogs and Similar Services

Employees may not post any message or information about the Firm, its investments, its Employees or its Employees' investments on any social network, internet message board, chat room, blog or similar service (with the sole exception that Employees may identify "Anchor Capital Management Group, Inc.," as such person's employer and describe the Firm as an "investment management" firm, without reference to the Firm's strategy or the fact that it manages investment funds). Employees also may not conduct any Firm business on or through such media.

The exception to this general policy is the Firm's Chief Investment Officer's investment commentary on Twitter or similar services. The CIO may conduct those activities so long as he does not mention any Investment Fund, the performance of the Firm's investment strategies or otherwise make any misleading statement regarding the Firm and its investment strategies or commit any other violation of securities laws. The CCO will monitor the CIO's activities for compliance with these policies.

Part III: Insider Trading

A.

Policy Statement on Insider Trading.
The Firm is in the business of obtaining and analyzing information about companies and their securities to give the Firm the basis for profitably trading and recommending investments in securities. Generally, such investigation and analysis help investors to make informed investment decisions, which is one of the goals of the federal securities laws. It is illegal, however, to trade or recommend trades in a security while using or even, in some cases, while merely possessing, material, nonpublic information about that security or its issuer. It is the Firm's policy to conduct its business in full compliance with the law, and to ensure that its Employees do so.

This Statement applies to the Firm and all of its Employees. Each Employee should review this Statement carefully. Any questions should be directed to the CCO.

Although the law concerning insider trading is evolving, it generally prohibits:

o

Trading in securities by an insider while in possession of material, nonpublic information;

o

Trading in securities by a non-insider while in possession of material, nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential, or was misappropriated; and

o

Communicating material, nonpublic information to others, or recommending a securities transaction to others while in possession of material, nonpublic information about the security or the company in question (commonly called "tipping").

The Firm forbids any of its Employees from (i) trading either personally or on behalf of others, including Client Accounts, on material, nonpublic information; (ii) communicating material, nonpublic information to others in violation of the law; or (iii) knowingly assisting someone engaged in these activities.

All information relating to the Firm's activities, including investment analyses, investment recommendations, and proposed and actual trades for the Firm or Client Accounts, is proprietary to the Firm and must be kept confidential, except as necessary for an Employee to perform his or her duties for the Firm. Such information should be treated as material, nonpublic information; that is, Employees must not trade on it for Proprietary Accounts and, without the prior approval of the CCO, must not disclose it to anyone inside or outside the Firm who does not need the information in the course of the Firm's business.

1.

Background.

The SEC is responsible for enforcing the federal securities laws. State laws generally correspond to the federal laws and impose additional obligations and liabilities. The federal statutes that are most frequently the basis for SEC investigations and prosecutions are Exchange Act section 10(b) and SEC Rule lob-5 thereunder. These are the general antifraud provisions of the federal securities laws. Among other things, Rule lob-5 prohibits insider trading, which has been given high priority in SEC enforcement efforts.

2.

Key Terms and Concepts.

"Insiders" of a company are generally its officers, directors, employees and controlling shareholders. In addition, persons outside a company who gain inside information in the course of dealings with that company may be considered "temporary insiders" of the company and thus be bound by the same legal restrictions as traditional insiders. For example, outside financial advisers, investment bankers, lawyers or accountants retained to represent or assist the company on an ongoing basis or in major corporate transactions are insiders for purposes of insider trading laws. Under this analysis, the Firm and its Employees can become temporary insiders of a company if the Firm advises or performs other services for the company. If you receive material, nonpublic information regarding a company that comes directly or indirectly from any insider (temporary or traditional), do not trade in that company's securities in your Proprietary Accounts or for any Client Accounts and do not discuss the information with any other person without first consulting the CCO.

"Tipping" is disclosing material, nonpublic information about a company or its securities to a third party, when such disclosure is not made strictly for corporate purposes. The disclosure may be by an insider of the company, by one who has misappropriated the information from the company in question or from another person or company, or by anyone who received information traceable to an insider or one who has misappropriated the information. Those who disclose the information are called "tippers"; those who receive the information are called "tippees." If you trade on the basis of tipped information, you may incur criminal and civil liability, even if you receive the information second- or third-hand, or more remotely, if the other requirements for finding liability are present. The same legal standards apply to remote tippees. In addition, if you tip information to others, you may be liable for any profits gained or losses avoided by a tippee, even if you did not trade. If someone tips information to you, do not disclose the information to anyone except as required by this Statement. You and the Firm may be liable if anyone trades on material, nonpublic information received from or through you.

Trading while in possession of certain nonpublic information is illegal if the information is "material." Material information is information about a company or its securities of such importance that it has substantial likelihood of altering the "total mix of information" regarding the company. It is information that, if generally known, would affect the market price of the security. Material information can relate to current events or possible future events. When information relates to a possible future event, materiality is determined by balancing the probability that the event will occur and the anticipated magnitude of the event in light of the totality of the company's activities. The more likely it is that an event will occur, the less significant the event needs to be for the information to be deemed material; the more significant the event, the less likely the probability of its occurrence needs to be for the information to be deemed material. Whether a particular item of information is material may depend on how specific it is, the extent to which it differs from public information, and its reliability in light of its source, its nature, and the circumstances under which it was received.

If a transaction in which you are involved becomes the subject of scrutiny by the SEC, the materiality of any inside information will be evaluated with 20120 hindsight, and the mere fact that someone traded while in possession of the information will contribute to the conclusion that it was material. When in doubt, assume information is material.

Information that Employees should consider material includes, among other things, information about earnings estimates; changes in previously released earnings estimates; manufacturing problems; changes in control or management; mergers; acquisitions; tender offers; joint ventures; changes in assets; major litigation; liquidity problems; significant new products, discoveries, services or contracts; the cancellation or loss of significant orders, products, services or contracts; change in auditors or auditor notification that the issuer may no longer rely on an auditor's audit report; events regarding the issuer's securities; defaults on senior securities; calls of securities for redemption; repurchase plans; stock splits or changes in dividends; changes to rights of security holders; public or private sales of additional securities; and bankruptcies or receiverships.

Material information also can relate to events or circumstances affecting the market for a company's securities. For example, a reporter for the Wall Street Journal was criminally liable for disclosing to others the dates that articles about various companies would be published in The Wall Street Journal and whether those reports would be favorable or not.

You should refer any questions about whether certain information is material to the CCO.

"Nonpublic" information is information that has not been disseminated in a manner that makes it available to public investors generally. If information is being disseminated to traders generally by brokers, FCMs and institutional analysts, such information would be considered public unless there is a reasonable basis to believe that such information is confidential and came from an insider. Information that has been selectively disclosed to a few analysts or investors is not public. Public information is information that has been disclosed in a manner sufficient to ensure that it is available to the investing public, such as by disclosure in a report filed with the SEC or publication in the Dow Jones broad tape, Reuters Economic Services, the Associated Press or United Press International wire services, newspapers of general circulation in New York City, or, if the subject company's operations or stockholders are geographically localized, in local news media, or the electronic media. When information becomes public, persons who were aware of the information when it was nonpublic must wait to trade until the market absorbs the information. You should refer any questions about whether certain information has become public to the CCO.

"Misappropriation" is a basis for insider trading liability that is established when trading occurs based on material, nonpublic information that was misappropriated from another person. This theory can and has been used to reach a variety of individuals who are not traditional or temporary insiders. The Wall Street Journal reporter mentioned above was found by the U.S. Supreme Court to have defrauded the Wall Street Journal when he misappropriated information about upcoming articles from the Wall Street Journal and used the information for trading in the securities markets. Similarly, a partner in a law firm was held to use a "deceptive device" in violation of Exchange Act section 10(b) by misappropriating information from his law firm and the law firm's client, in breach of his fiduciary duty owed to this law firm and the client, by trading in securities of a company regarding which the client was preparing a tender offer.

3.

Penalties for Insider Trading.

Penalties for trading on or tipping of material, nonpublic information are severe and may include:

a)

civil injunction;

b)

disgorgement of the profit gained or the loss avoided; avoided;

c)

civil penalty of up to three times the profit gained or the loss

d)

criminal fine of up to $5 million for an individual or $25 million for an entity (in addition to civil penalties based on the profit gained or the loss avoided); or

e)

jail time of up to 20 years.

A company or any manager or supervisor who fails to take adequate steps to prevent illegal trading on, or tipping of, material, nonpublic information is subject to similar penalties. Persons guilty of insider trading violations, whether through actual trading, tipping, or failing to supervise, are also open to private suits for damages by contemporaneous traders in the market.

Any SEC investigation, even one that does not result in criminal or civil prosecution, can irreparably damage the Firm's reputation and an individual's career. It is essential to avoid even the appearance of impropriety.

B.

Procedures to Implement the Firm's Policies against Insider Trading.

The Firm has established the following procedures to help Employees avoid insider trading, and to help the Firm to prevent, detect and impose sanctions against insider trading.  Every Employee must follow these procedures. If you have any questions about the procedures, you should consult the CCO.

1.

Identify Material, Nonpublic Information.

Before trading for yourself or others (including Proprietary Accounts OT Client Accounts) in the securities of a company about which you may have received potential inside information, consider the following questions:

a.

Is the information material? Is this information that an investor would consider important in making his or her investment decisions? Would this information affect the market price of the securities if it were generally known? Could this information cause investors to change their trading?

b.

Is the information nonpublic? To whom has it been provided? Has it been filed with the SEC? Has it been effectively communicated to the marketplace by being published in Reuters Economic Services, The Wall Street Journal or other publications of general circulation or appearing on the wire services or electronic media?

2.

Avoid Using or Disclosing Material. Nonpublic Information.

If you believe that you may possess material, nonpublic information, or if you believe the Firm's activities may have created material, nonpublic information, you should take the following steps:

a.

Immediately cease all trading in securities of the company that is the subject of the material, nonpublic information, including trading on behalf of the Firm, Client Accounts and Proprietary Accounts. In addition, after you receive the information, there should be no trades in securities of the company in question in the accounts of your Family Members or other relatives, business associates, or friends.

b.

Immediately cease recommending any transaction in any of the securities of the company in question to anyone, including Client Accounts, other Employees, Family Members and other relatives, business associates and friends. This includes making any comment about the company that could in any way be interpreted as a recommendation. Do not solicit Client Accounts or potential Client Accounts to buy or sell the securities of the company in question.

c.

Do not discuss the material, nonpublic information with anyone except as required by this Statement. Do not refer to the information in hallways, elevators, stairways, restaurants, taxis or any other place where you may be overheard.

d.

Immediately inform the CCO of all details of the situation, so that appropriate security procedures can be implemented Firm-wide.

3.

Restrict Access to Material. Nonpublic Information.

If appropriate, the Firm may adopt some or all of the following procedures while anyone in the Firm possesses material, nonpublic information. The Firm may use additional measures to address specific situations.

a)

Procedures for handling documents containing material, nonpublic information, including prohibitions on removing them from the office, limiting copying and distribution within the office, keeping them off desk tops and conference tables when not in use, shredding them on disposal, and other measures to protect them from being read accidentally by anyone without a lawful need to know the information.

b)

Restrictions on physical access to areas of the Firm where material, nonpublic information may be discussed or stored, including locking file cabinets and doors and a system of visitor passes or other restrictions for non-Employees.

c)

Computer access security measures, such as passwords on files or limited access to terminals through which material, nonpublic information can be obtained.

d)

Trading restrictions, including temporary Firm-wide bans on trading in the securities to which the material, nonpublic information relates or management review of all Employee trades in certain securities.

4.

Contacts with Third Parties.

Employees should direct requests for information from third parties such as the press and analysts to the CCO.

C.

Employee or Family Member Serving as Director, Officer or Consultant.

From time to time, an Employee may serve as a director of a company in which the Firm has a securities position, to monitor, preserve, protect or enhance the value of the position for the benefit of Client Accounts or for other similar purposes. In addition, from time to time, Family Members of Employees may serve as directors, officers or consultants for companies in which the Firm has a securities position. During these periods, the Firm may take additional precautions to prevent inadvertent violations of this Statement and to avoid the appearance of impropriety.

1.

Notice.

An Employee must inform the Firm immediately if the Employee or any of his or her Family Members serves or is about to serve as a director, officer or consultant of a company that issues securities.

2.

Restrictions on Trading Without Advance Approval or During Black-Out Periods.

When an Employee or a Family Member of an Employee serves as a director, officer or consultant of a company, the following procedures apply:

a)

No Employee or Family Member of that Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account without the prior consent of the CCO.

b)

No Employee may trade in the securities of the subject company for Client Accounts or for his or her Proprietary Account during any "black-out" period or similar period of trading restrictions established by the subject company and applicable to its directors, officers or consultants.

D.

Client or Investor Serving as Director, Officer or Consultant.

From time to time, a client or Investor of the Firm may serve as a director, officer or a consultant for companies in which the Firm or an Employee has a securities position. During these periods, the Firm may take additional precautions to insure that inadvertent violations do not occur and to avoid the appearance of impropriety.

1.

Notice

An Employee must inform the Firm immediately if (a) the Employee becomes aware that any client or Investor of the Firm serves or is about to serve as a director, officer or consultant to any company that issues securities that are publicly traded or (b) the Employee obtains any material, nonpublic information from such a client or Investor.

2.

Restrictions on Trading Without Advance Approval or During Blackout Periods.

When a client or Investor of the Firm serves as a director, officer or consultant of a company, the Firm may require procedures such as those set forth above regarding advance approval in "blackout" periods for trading in securities of the company for which the client or Investor serves as a director, officer or consultant.

E.

Supervisory Procedures.

The Firm's supervisory procedures have two objectives: preventing and detecting insider trading.

1.

Preventing Insider Trading.

To prevent insider trading, the Firm is taking steps, such as adopting and implementing this Statement, to familiarize Employees with the nature of insider trading and with the Firm's policies and procedures relating to insider trading. The Firm also reviews this Statement on a regular basis and updates it as necessary. The Firm has designated the CCO as the person responsible for answering questions about material, nonpublic information and insider trading and tipping. The Firm will help Employees to determine whether information is material and nonpublic.

If the Firm determines that an Employee has material, nonpublic information, the Firm will take the measures described above to prevent dissemination of such information and restrict trading in the securities to which the information relates and access to the information. Finally, the Firm will advise Employees when and if it is permissible to trade in such securities.  Generally, a reasonable period must pass for the marketplace to have an opportunity to evaluate and respond to the information before trading will be permitted.

2.

Detecting Insider Trading.

To detect insider trading, the Firm has adopted the policies and procedures relating to personal securities transactions by the Firm's Employees and Family Members set forth in Part I.  Employees should direct any questions about these policies and procedures or how they apply in particular situations to the CCO.